UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 28, 2008
HERCULES OFFSHORE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

9 GREENWAY PLAZA, SUITE 2200
HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 350-5100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Indenture
Purchase Agreement
Rule 135c Notice - May 27,2008
Rule 135c Notice - May 28,2008

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.
          On May 28, 2008, Hercules Offshore, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., Banc of America Securities LLC and UBS Securities LLC, as representatives of the other purchasers listed on Schedule I to the Purchase Agreement (collectively, the “Initial Purchasers”), relating to the sale by the Company to the Initial Purchasers of $250.0 million aggregate original principal amount of its 3.375% Convertible Senior Notes due 2038 (the “Notes”). Under the terms of the Purchase Agreement, the Company also granted to the Initial Purchasers an option to purchase up to an additional $37.5 million aggregate original principal amount of the Notes to cover over-allotments (the “Option”). The sale of $250.0 million aggregate original principal amount of the Notes to the Initial Purchasers pursuant to the Purchase Agreement was consummated on June 3, 2008.
          The Notes were issued at 100% of the original principal amount thereof, plus accrued interest from June 3, 2008, if any. The Initial Purchasers purchased the Notes from the Company at 97.625% of the original principal amount thereof, plus accrued interest from June 3, 2008, if any. The Company sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company has been advised by the Initial Purchasers that the Initial Purchasers resold the Notes only to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act. The Notes and the shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
          The net proceeds from the offering, after deducting the Initial Purchasers’ discount and estimated offering expenses, were approximately $243.1 million. The Company used $49.2 million of the net proceeds to repurchase, concurrently with the issuance of the Notes, 1,450,000 shares of Common Stock in privately negotiated transactions at a purchase price of $33.95 per share. The Company intends to use $100.0 million of the net proceeds to repay the outstanding borrowings under the Company’s senior secured revolving credit facility and the balance of the net proceeds for other general corporate purposes.
          The Notes were issued pursuant to an indenture (the “Indenture”), dated as of June 3, 2008, between the Company and The Bank of New York Trust Company, National Association, as trustee (the “Trustee”). The Company will pay interest on the Notes in cash at the rate of 3.375% per year payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008 and ending on June 1, 2013. The Company will not pay cash interest (except any contingent or additional interest) after June 1, 2013, and instead beginning on such date the principal will accrete daily at a rate that provides holders with an aggregate annual yield to maturity of 3.375% per year (computed on a semi-annual bond-equivalent basis).
          Beginning with the six-month interest period commencing on June 1, 2013, the Company will pay contingent interest during any six-month interest period to the holders of the Notes if the trading price of the Notes for each of the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the accreted principal amount of the Notes. For any six-month period when contingent interest shall be payable with respect to the Notes, the contingent interest payable per $1,000 original principal amount of the Notes will equal 0.40% of the average trading price of $1,000 original principal amount of the Notes during the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period.
          The Notes will mature on June 1, 2038 (the “Maturity Date”), unless earlier converted, redeemed or repurchased in accordance with their terms.
          Holders may convert their Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding March 1, 2013, only under the following circumstances:
•	during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 in original principal amount of the Notes for each day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the applicable conversion rate for the Notes for such date;

•	during any calendar quarter after the calendar quarter ending on June 30, 2008 (and only during such calendar quarter), if the last reported sale price of the Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect for the Notes on the last trading day of the immediately preceding calendar quarter;

•	upon the occurrence of specified corporate events set forth in the Indenture; or

•	if the Notes are called for redemption.
          The Notes will be convertible, regardless of the foregoing circumstances, on and after March 1, 2013 and prior to the close of business on the scheduled trading day immediately preceding the Maturity Date.
          The initial conversion rate for the Notes will be 19.9695 shares of Common Stock per $1,000 in original principal amount of Notes, which is equivalent to an initial conversion price of approximately $50.08 per share of Common Stock. The conversion rate will be subject to adjustment in certain events as set forth in the Indenture, but will not be adjusted for accrued interest or accreted principal in excess of the $1,000 original principal amount. The maximum number of shares of Common Stock issuable upon conversion of the Notes is 4,992,375 shares (plus up to an additional 748,857 shares if the Initial Purchasers exercise the Option in full), in each case subject to adjustment from time to time in accordance with the terms of the Indenture and the Notes.
          In addition, if a “make-whole fundamental change” (as defined in the Indenture) occurs on or prior to June 1, 2013, the Company will in certain cases increase the conversion rate by an additional number of shares of Common Stock for a holder that elects to convert its Notes in connection with such make-whole fundamental change. No adjustments to the conversion rate will be made if the stock price is greater than $250.00 per share or if the stock price is less than $33.95 per share (in each case, subject to adjustment), and in no event will the conversion rate of the Notes exceed 29.4550 shares of Common Stock per $1,000 in original principal amount of Notes (subject to adjustment).
          In lieu of delivery of shares of Common Stock in satisfaction of the Company’s obligation upon conversion of the Notes, the Company may elect to deliver cash or a combination of cash and shares of Common Stock. If the Company elects to satisfy its conversion obligation solely in cash or in a combination of cash and shares of Common Stock, the Company will deliver cash and, if applicable, shares of Common Stock based on a daily conversion value calculated based upon the market price of the Common Stock during a specified period. In addition, at any time prior to the 25th scheduled trading day prior to the Maturity Date, the Company may make an irrevocable election to settle conversions of the Notes in a combination of cash and shares of Common Stock with a specified cash amount at least equal to the accreted principal amount of the Notes, as specified in the Indenture.
          Holders of the Notes may require the Company to repurchase for cash some or all of the Notes on June 1, 2013, June 1, 2018, June 1, 2023, June 1, 2028 and June 1, 2033 at a repurchase price equal to 100% of the accreted principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any. Subject to certain exceptions, holders may also require the Company to repurchase for cash all or part of their Notes upon a “fundamental change” (as defined in the Indenture) at a price equal to 100% of the accreted principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any. Beginning June 6, 2013, the Company may redeem any or all of the Notes (except for the Notes that the Company is required to repurchase as described above), in cash at a redemption price equal to 100% of the accreted principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any.
          The Company does not intend to file a shelf registration statement for the resale of the Notes or any Common Stock issuable upon conversion of the Notes. The Company will make a one-time payment of 0.50% of the original principal amount of the Notes (“additional interest”) if, at any time during the six months to one year period following the latest original issuance date of the Notes, the Company fails to timely file any report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable (other than reports on Form 8-K), subject to an aggregate 14-day cure period. The additional interest will be payable on the interest payment date following the late filing.

          The Initial Purchasers and their affiliates have provided, and may in the future provide, various financial advisory, investment banking and commercial banking services for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and commissions. Each of the Initial Purchasers or their respective affiliates has arranged and made loans to the Company under the Company’s senior secured credit agreement and received fees in connection therewith. A portion of the net proceeds from the issuance of the Notes will be applied to repay outstanding borrowings under the Company’s senior secured revolving credit facility, and accordingly a portion of the net proceeds will be received by the Initial Purchasers or their respective affiliates in repayment of the loans held by them.
          The foregoing descriptions of the Purchase Agreement, the Indenture and the Notes are qualified in their entirety by reference to the Purchase Agreement, the Indenture and the form of Note, which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.
          This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Item 8.01 Other Events.
          On May 27, 2008, the Company issued a notice pursuant to Rule 135c under the Securities Act announcing the commencement of the offering of the Notes described above. On May 28, 2008, the Company issued a notice pursuant to Rule 135c under the Securities Act announcing the pricing of such offering. A copy of the notices are attached hereto as Exhibits 99.1 and 99.2.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

4.1	Indenture, dated as of June 3, 2008, by and between the Company and the Trustee.

4.2	Form of Note (included in Exhibit 4.1).

10.1	Purchase Agreement, dated May 28, 2008, by and between the Company and Goldman, Sachs & Co., Banc of America Securities LLC and UBS Securities LLC, as representatives of the Initial Purchasers.

99.1	Rule 135c Notice issued by the Company dated May 27, 2008.

99.2	Rule 135c Notice issued by the Company dated May 28, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: June 3, 2008	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of June 3, 2008, by and between the Company and the Trustee.

4.2	Form of Note (included in Exhibit 4.1).

10.1	Purchase Agreement, dated May 28, 2008, by and between the Company and Goldman, Sachs & Co., Banc of America Securities LLC and UBS Securities LLC, as representatives of the Initial Purchasers.

99.1	Rule 135c Notice issued by the Company dated May 27, 2008.

99.2	Rule 135c Notice issued by the Company dated May 28, 2008.